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                                                                       Exhibit m

                                     FORM OF
                                DISTRIBUTION PLAN
                   SALOMON BROTHERS VARIABLE SERIES FUNDS INC


         This Distribution Plan (the "Plan") is adopted in accordance with rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Salomon Brothers Variable Series Funds Inc, a corporation organized under the General Laws of the State of Maryland (the "Company"), with respect to the Class II shares ("Class II shares") of its investment portfolios (each a "Fund", and collectively the "Funds") listed in Appendix A, as amended from time to time, which are offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts") subject to the following terms and conditions:

Section 1.  Payment for Distribution

         (a) Distribution Fee for Class II shares. Each Fund will pay Salomon Smith Barney Inc., for remittance to a Life Company for various costs incurred or paid by the Life Company in connection with the distribution of Class II shares, a distribution fee under the Plan at the annual rate of .25% of the average daily net assets of such Fund attributable to the Class II shares (the "Distribution Fee")

         (b) Payment of Fee. The Distribution Fee will be calculated daily and paid monthly by each Fund with respect to Class II shares at the annual rate indicated above.

Section 2.  Expenses Covered by the Plan

         Subject to the supervision of the Board of Directors, the Company may engage, directly or indirectly, in any activities primarily intended to result in the sale of Class II shares of the Fund. With respect to expenses incurred by Class II shares of the Funds, the Distribution Fee may include, but not necessarily be limited to, costs of; (a) printing and distributing a Fund's prospectus, statement of additional information and reports to existing and prospective Variable Contract owners investors in the Fund; (b) preparing, printing and distributing sales literature relating to a Fund and including materials intended for use within the Life Company; (c) holding seminars and sales meetings designed to promote distribution of Class II shares; (d) obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund, including the performance of a Fund; (e) training sales personnel regarding a Fund; (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to a Fund; (g) personal service and/or maintenance of Variable Contract owner accounts with respect to Class II shares attributable to such accounts; and (h) financing any other activity that the Board of Directors determines is primarily intended to result in the sale of Class II shares.

Section 3.  Approval by Directors

         Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the




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operation of the Plan or in any agreements related to it (the "Qualified
Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 4.  Continuance of the Plan

         The Plan shall become effective as of the date on which a Fund commences offering Class II shares to the public and shall continue in effect with respect to the Shares (subject to Section 5 hereof) until one year from the date of such effectiveness. The Plan will continue in effect subsequent to the initial term for as long as such continuance is specifically approved at least annually by the full Board of Directors of the Company and by a majority of the Qualified Directors.

Section 5.  Termination

         The Plan may be terminated at any time, without the payment of any penalty, with respect to Class II shares of each Fund (i) by the Company without the payment of any penalty, by the vote of a majority of the outstanding voting securities consisting of Class II shares of such Fund or (ii) by a vote of the Qualified Directors.

Section 6.  Amendments

         The Plan may not be amended with respect to Class II shares of a Fund so as to increase materially the amounts of the Distribution Fee described in
Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of Class II shares of such Fund. No material amendment to the Plan may be made unless approved by the Company's Board of Directors in the manner described in Section 3 above.

Section 7.  Selection of Certain Directors

         While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

Section 8.  Written Reports

         In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Board of Directors and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 9.  Preservation of Materials

         The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.




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Section 10.  Meanings of Certain Terms

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act.

Section 11.  Limitation of Liability

         The Articles of Incorporation of the Company, as amended from time to time (the "Articles of Incorporation"), which are on file with the Maryland State Department of Assessments and Taxation, provides that to the fullest extent permitted by Maryland law, no Director or officer of the Company shall be personally liable to the Company or its stockholders for money damages, except to the extent such exemption from liability or limitation thereof is not permitted by the 1940 Act.

         IN WITNESS WHEREOF, the Company executed the Plan as of August , 2002.

                                     SALOMON BROTHERS VARIABLE SERIES FUNDS INC


                                     By:
                                         --------------------------------------
                                           Heath B. McLendon
                                           Chairman of the Board







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                                   APPENDIX A

SALOMON BROTHERS VARIABLE SERIES FUNDS INC

         Salomon Brothers Variable Capital Fund
         Salomon Brothers Variable High Yield Bond Fund
         Salomon Brothers Variable Investors Fund
         Salomon Brothers Variable Large Cap Growth Fund
         Salomon Brothers Variable Small Cap Growth Fund
         Salomon Brothers Variable Strategic Bond Fund
         Salomon Brothers Variable Total Return Fund